Exhibit 99

Pfizer Reports Strong Third-Quarter 2024 Results And Raises 2024 Guidance
▪Third-Quarter Performance Driven by Focused Commercial Execution and Robust Double-Digit Revenue Growth Across Product Portfolio

▪Raises Full-Year 2024 Revenue Guidance(1) to a Range of $61.0 to $64.0 Billion and Raises Adjusted(2) Diluted EPS Guidance to a Range of $2.75 to $2.95
▪Third-Quarter 2024 Revenues of $17.7 Billion, Representing 32% Year-over-Year Operational Growth
–Excluding Contributions from Paxlovid and Comirnaty(3), Revenues Grew 14% Operationally
▪Third-Quarter 2024 Reported(4) Diluted EPS of $0.78 and Adjusted(2) Diluted EPS of $1.06
▪On Track to Deliver Net Cost Savings of At Least $5.5 Billion from Previously Announced Cost Reduction Initiatives
–At Least $4 Billion Anticipated by End of 2024 from Cost Realignment Program(5)
–Approximately $1.5 Billion Expected by End of 2027 from First Phase of Manufacturing Optimization Program
NEW YORK, Tuesday, October 29, 2024 — Pfizer Inc. (NYSE: PFE) reported financial results for the third quarter of 2024 and raised its full-year 2024 guidance(1) for both Revenues and Adjusted(2) diluted EPS.
The third-quarter 2024 earnings presentation and accompanying prepared remarks from management as well as the quarterly update to Pfizer’s R&D pipeline can be found at www.pfizer.com.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and Chief Executive Officer, stated: “We delivered another strong quarter of results as we continued to execute with discipline, strengthen our commercial position and advance our pipeline. I am pleased with the performance of our product portfolio in the third quarter as we continued to achieve exceptional growth with our Oncology products, including strong revenue growth contributions from Padcev, Xtandi, Lorbrena and Braftovi/Mektovi, and as we delivered on heightened demand for Paxlovid during the recent COVID-19 wave.
“Our performance through the first three quarters of the year is the result of our focus on our most important strategic priorities. I’m confident that we will deliver on our financial commitments in 2024 and that we are well positioned to continue advancing scientific breakthroughs meaningful to our patients and our company, as well as creating long-term shareholder value, in the years to come.”

David Denton, Chief Financial Officer and Executive Vice President, stated: “We are extremely pleased with the strong 14% operational revenue growth of Pfizer’s non-COVID products in the third quarter. This follows our strong first-half performance, which demonstrates our continued focus on commercial execution and confidence in our ability to deliver on our financial guidance this year. Importantly, we believe our ongoing cost reduction efforts set the company on a path toward future margin expansion.”
OVERALL RESULTS
In the first quarter of 2024, Pfizer reclassified royalty income (substantially all of which is related to our Biopharma segment) from Other (income)/deductions––net to revenues and began presenting Royalty revenues as a separate line item within Total revenues in our consolidated statements of operations. Prior-period amounts have been recast to conform to the current presentation.
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(6).
Results for the third quarter and first nine months of 2024 and 2023(7) are summarized below.

($ in millions, except per share amounts)	Third-Quarter			Nine Months
	2024	2023	Change	2024	2023	Change
Revenues	$ 17,702	$ 13,491	31%	$ 45,864	$ 44,984	2%
Reported(4) Net Income/(Loss)	4,465	(2,382)	*	7,621	5,488	39%
Reported(4) Diluted EPS/(LPS)	0.78	(0.42)	*	1.34	0.96	39%
Adjusted(2) Income/(Loss)	6,050	(968)	*	14,124	9,908	43%
Adjusted(2) Diluted EPS/(LPS)	1.06	(0.17)	*	2.48	1.73	43%

* Indicates calculation not meaningful or results are greater than 100%.

REVENUES

($ in millions)	Third-Quarter				Nine Months
	2024	2023	% Change		2024	2023	% Change
			Total	Oper.			Total	Oper.
Global Biopharmaceuticals Business (Biopharma)	$ 17,392	$ 13,188	32%	33%	$ 44,987	$ 44,051	2%	3%
Pfizer CentreOne (PC1)	285	293	(3%)	(2%)	820	908	(10%)	(9%)
Pfizer Ignite	25	10	*	*	56	25	*	*
TOTAL REVENUES	$ 17,702	$ 13,491	31%	32%	$ 45,864	$ 44,984	2%	3%

* Indicates calculation not meaningful or results are greater than 100%.

2024 FINANCIAL GUIDANCE(1)
Pfizer raises full-year 2024 revenue guidance by $1.5 billion at the midpoint to a range of $61.0 to $64.0 billion and raises Adjusted(2) diluted EPS guidance by $0.30 at the midpoint to $2.75 to $2.95. The company’s updated guidance for revenue includes approximately $10.5 billion in anticipated revenues for Comirnaty(3) and Paxlovid, approximately $5 billion and $5.5 billion, respectively. Including the contribution from Seagen and excluding revenues from Comirnaty(3) and Paxlovid, Pfizer continues to expect full-year 2024 operational revenue growth of 9% to 11% compared to 2023 revenues; and this growth guidance takes into consideration the reduction of sales associated with the previously announced global withdrawal of Oxbryta.
The updated 2024 Adjusted(2) diluted EPS guidance takes into consideration our strong year-to-date performance as well as our continued confidence in our business.
Pfizer’s updated financial guidance(1) is presented below.

Revenues	$61.0 to $64.0 billion
(previously $59.5 to $62.5 billion)
Adjusted(2) SI&A Expenses	$13.8 to $14.8 billion
Adjusted(2) R&D Expenses	$11.0 to $12.0 billion
Effective Tax Rate on Adjusted(2) Income	Approximately 13.0%
Adjusted(2) Diluted EPS	$2.75 to $2.95
(previously $2.45 to $2.65)
Changes in foreign exchange rates have had a minimal incremental impact since full-year 2024 guidance was updated on July 30, 2024. Please refer to Press Release Footnote (1) for additional information.

CAPITAL ALLOCATION
During the first nine months of 2024, Pfizer deployed its capital in a variety of ways, which primarily include the following two categories:
▪Reinvesting capital into initiatives intended to enhance the future growth prospects of the company, including:
•$7.8 billion invested in internal research and development projects, and
•Approximately $200 million invested in business development transactions.
▪Returning capital directly to shareholders through $7.1 billion of cash dividends, or $1.26 per share of common stock.
No share repurchases were completed to date in 2024. As of October 29, 2024, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any share repurchases in 2024.
Third-quarter 2024 diluted weighted-average shares outstanding used to calculate Reported(4) and Adjusted(2) diluted EPS were 5,705 million shares. For the third quarter of 2023, basic weighted-average shares outstanding of 5,646 million were used to calculate Reported(4) and Adjusted(2) diluted LPS.
QUARTERLY FINANCIAL HIGHLIGHTS (Third-Quarter 2024 vs. Third-Quarter 2023)
Third-quarter 2024 revenues totaled $17.7 billion, an increase of $4.2 billion, or 31%, compared to the prior-year quarter, reflecting an operational increase of $4.3 billion, or 32%, primarily due to growth contributions from Paxlovid as well as several of our acquired products, key in-line products, and recent commercial launches, partially offset by an unfavorable impact of foreign exchange of $133 million, or 1%. Excluding contributions from Paxlovid and Comirnaty(3), revenues totaled $13.6 billion, an increase of $1.7 billion, or 14%, operationally compared with the prior-year quarter.
Third-quarter 2024 Paxlovid revenues of $2.7 billion increased $2.5 billion operationally compared with the prior-year quarter, primarily due to strong demand, particularly in the U.S., driven by higher utilization during a recent global COVID-19 wave; the one-time contractual delivery of one million treatment courses to the U.S. Strategic National Stockpile in the third quarter of 2024 that accounted for $442 million in revenue; and no U.S. sales in the prior-year quarter in anticipation of the transition to commercial markets in November 2023.

Third-quarter 2024 Comirnaty(3) revenues of $1.4 billion increased $119 million, or 9%, operationally compared with the prior-year quarter, driven primarily by timing of stocking as a result of earlier approval of the new variant vaccine in the U.S. in 2024 compared to 2023, partially offset by lower contractual deliveries and demand in international markets.
Excluding contributions from Comirnaty(3) and Paxlovid, third-quarter 2024 operational revenue growth was driven primarily by:
▪Global revenues of $854 million from legacy Seagen, which was acquired in December of 2023;
▪Vyndaqel family (Vyndaqel, Vyndamax, Vynmac) globally, up 63% operationally, driven largely by continued strong demand, primarily in the U.S. and international developed markets;
▪Eliquis globally, up 9% operationally, driven primarily by continued oral anti-coagulant adoption and market share gains in the non-valvular atrial fibrillation indication in the U.S. and certain markets in Europe, partially offset by declines due to loss of patent-based exclusivity and generic competition in certain international markets;
▪Xtandi, up 28% operationally, driven primarily by strong demand due to uptake of the non-metastatic castration-sensitive prostate cancer (nmCSPC) indication following approval in the fourth quarter of 2023; and
▪Nurtec ODT/Vydura globally, up 45% operationally, driven primarily by strong demand in the U.S. and, to a much lesser extent, recent launches in international markets;
partially offset primarily by lower revenues for:
▪Xeljanz globally, down 35% operationally, driven primarily by decreased prescription volumes globally resulting from ongoing shifts in prescribing patterns related to label changes, as well as lower net price in the U.S. and the impact of regulatory exclusivity expiry in Canada; and
▪Ibrance globally, down 12% operationally, driven primarily by lower demand due to competitive pressure globally and price decreases in certain international developed markets, partially offset by increased clinical trial supply orders in certain international developed markets versus prior year.

GAAP Reported(4) Statement of Operations Highlights
SELECTED REPORTED(4) COSTS AND EXPENSES

($ in millions)	Third-Quarter				Nine Months
	2024	2023	% Change		2024	2023	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(4)	$ 5,263	$ 9,269	(43%)	(43%)	$ 11,942	$ 17,391	(31%)	(30%)
Percent of Revenues	29.7%	68.7%	N/A	N/A	26.0%	38.7%	N/A	N/A
SI&A Expenses(4)	3,244	3,281	(1%)	—	10,456	10,196	3%	3%
R&D Expenses(4)	2,598	2,711	(4%)	(4%)	7,787	7,864	(1%)	(1%)
Acquired IPR&D Expenses(4)	13	67	(80%)	(80%)	20	122	(84%)	(84%)

Other (Income)/Deductions—net(4)	243	181	34%	57%	2,030	381	*	*
Effective Tax Rate on Reported(4) Income/(Loss)	5.0%	28.8%			4.9%	(6.2%)

* Indicates calculation not meaningful or results are greater than 100%.
Third-quarter 2024 Cost of Sales(4) as a percentage of revenues decreased by 39.0 percentage points compared to the prior-year quarter, driven primarily by the non-recurrence of a non-cash charge of $5.6 billion recorded in the third quarter of 2023 for inventory write-offs and related charges ($4.7 billion for Paxlovid and $0.9 billion for Comirnaty(3)).
Third-quarter 2024 SI&A Expenses(4) were relatively flat operationally compared with the prior-year quarter, reflecting a decrease due to lower U.S. healthcare reform fees primarily related to Paxlovid and Comirnaty(3), largely offset by an increase in spending related to marketing and promotional expenses for recently launched and acquired products.
Third-quarter 2024 R&D Expenses(4) decreased 4% operationally compared with the prior-year quarter, driven primarily by lower spending on certain ongoing vaccine programs and, to a lesser extent, lower spending as a result of our cost realignment program, partially offset by a net increase in spending mainly to develop certain product candidates acquired from Seagen.
The unfavorable period-over-period change in Other deductions—net(4) of $62 million for the third quarter of 2024, compared with the prior-year quarter, was driven primarily by higher net interest expense and a charge in the third quarter of 2024 related to the expected sale of one of our facilities resulting from the discontinuation of our Duchenne muscular dystrophy (DMD) program, partially offset by net gains on equity securities in the third quarter of 2024 versus net losses on equity securities in the prior-year quarter.
Pfizer’s effective tax rate on Reported(4) income for the third quarter of 2024 is primarily a result of its jurisdictional mix of earnings. Pfizer’s positive effective tax rate for the third quarter of 2023 reflects a tax benefit on a pre-tax Reported(4) loss.

Adjusted(2) Statement of Operations Highlights
SELECTED ADJUSTED(2) COSTS AND EXPENSES

($ in millions)	Third-Quarter				Nine Months
	2024	2023	% Change		2024	2023	% Change
			Total	Oper.			Total	Oper.
Adjusted(2) Cost of Sales	$ 4,874	$ 8,906	(45%)	(45%)	$ 10,678	$ 16,723	(36%)	(35%)
Percent of Revenues	27.5%	66.0%	N/A	N/A	23.3%	37.2%	N/A	N/A
Adjusted(2) SI&A Expenses	3,219	3,205	—	1%	10,342	9,974	4%	4%
Adjusted(2) R&D Expenses	2,561	2,679	(4%)	(4%)	7,708	7,797	(1%)	(1%)

Adjusted(2) Other (Income)/Deductions—net	243	(128)	*	*	797	(730)	*	*
Effective Tax Rate on Adjusted(2) Income/(Loss)	10.8%	22.3%			13.3%	10.4%

* Indicates calculation not meaningful or results are greater than 100%.
See the reconciliations of certain Reported(4) to non-GAAP Adjusted(2) financial measures and associated footnotes in the financial tables section of this press release.
RECENT NOTABLE DEVELOPMENTS (Since July 30, 2024)
Product Developments

Product/Project	Recent Development	Link
Abrysvo (respiratory syncytial virus vaccine)
October 2024. Announced the U.S. Food and Drug Administration (FDA) approved Abrysvo for the prevention of lower respiratory tract disease (LRTD) caused by respiratory syncytial virus (RSV) in individuals 18 through 59 years of age who are at increased risk for LRTD caused by RSV. Abrysvo now offers the broadest RSV vaccine indication for adults, which previously included those 60 years and older. Additionally, it remains the only RSV immunization approved for pregnant individuals at 32 through 36 weeks of gestation to protect infants from birth up to 6 months of age.
Full Release
August 2024. Announced positive top-line safety and immunogenicity results from substudy B of the pivotal Phase 3 clinical trial (NCT05842967) MONeT (RSV IMmunizatiON Study for AdulTs at Higher Risk of Severe Illness), evaluating two doses of Abrysvo vaccine in immunocompromised adults aged 18 and older at risk of developing severe RSV-associated LRTD. Results showed Abrysvo was well-tolerated and generated strong neutralizing responses after a single 120 µg dose in adults ≥ 18 years of age.
Full Release
Braftovi (encorafenib) + Mektovi (binimetinib)
September 2024. Presented longer-term follow-up results from the Phase 2 single-arm PHAROS clinical trial evaluating the efficacy and safety of Braftovi in combination with Mektovi for patients with BRAF V600E-mutant metastatic non-small cell lung cancer (NSCLC) at the European Society for Medical Oncology (ESMO) Congress 2024, in which the combination of Braftovi + Mektovi continued to show substantial antitumor activity after a minimum follow up of approximately three years, and while there are no head-to-head studies, this corresponds to the longest duration of response and progression-free survival in treatment-naïve patients compared to historical outcomes.
Full Release

Product/Project	Recent Development	Link
Comirnaty(3) (COVID-19 Vaccine, mRNA)
September 2024. Announced the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) recommended marketing authorization for Pfizer and BioNTech’s Omicron KP.2-adapted monovalent COVID-19 vaccine (Comirnaty KP.2) for active immunization to prevent COVID-19 caused by SARS-CoV-2 in individuals 6 months of age and older. Subsequently, the European Commission (EC) authorized the vaccine on September 27, 2024.
Full Release
August 2024. Announced the FDA approved the supplemental Biologics License Application for Pfizer and BioNTech’s Comirnaty(3) for individuals 12 years of age and older and granted emergency use authorization for individuals 6 months through 11 years of age both for the companies’ Omicron KP.2-adapted 2024-2025 Formula COVID-19 vaccine.
Full Release
Eliquis (apixaban)
August 2024. Announced the U.S. Department of Health and Human Services released the “maximum fair price” (MFP) for Eliquis, which was selected in the first round of government price setting as part of the Inflation Reduction Act (IRA). The imposed MFP for a 30-day equivalent supply of Eliquis, which is the price that Medicare will pay for Eliquis as of January 1, 2026, is $231.
Full Release
Hympavzi (marstacimab-hncq)
October 2024. Announced the FDA approved Hympavzi for routine prophylaxis to prevent or reduce the frequency of bleeding episodes in adults and pediatric patients 12 years of age and older with hemophilia A (congenital factor VIII deficiency) without factor VIII (FVIII) inhibitors, or hemophilia B (congenital factor IX deficiency) without factor IX (FIX) inhibitors. Hympavzi is Pfizer’s second hemophilia treatment to receive FDA approval this year.
Full Release
September 2024. Announced the CHMP of the EMA adopted a positive opinion for marstacimab for the routine prophylaxis of bleeding episodes in adults and adolescents 12 years and older with severe hemophilia A (congenital factor VIII [FVIII] deficiency, FVIII <1%) without FVIII inhibitors, or severe hemophilia B (congenital factor IX [FIX] deficiency, FIX <1%) without FIX inhibitors.
Full Release
Oxbryta (voxelotor)
September 2024. Announced the voluntary withdrawal of all lots of Oxbryta for the treatment of sickle cell disease (SCD) in all markets where it is approved. Pfizer is also discontinuing all active voxelotor clinical trials and expanded access programs worldwide. The decision is based on the totality of clinical data that now indicates the overall benefit of Oxbryta no longer outweighs the risk in the approved sickle cell patient population. The data suggest an imbalance in vaso-occlusive crises and fatal events, which requires further assessment.
Full Release
Prevnar 20 (20-valent pneumococcal conjugate vaccine)
October 2024. Announced the U.S. Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practice (ACIP) voted to expand its recommendation for the use of certain pneumococcal vaccines, including Prevnar 20 for all adults aged 50 and older and for adults aged 19-49 years with certain underlying conditions or risk factors who have not received a pneumococcal conjugate vaccine (PCV) or whose vaccination history is unknown. This recommendation is pending final approval by the director of the CDC and the Department of Health and Human Services.
Full Release
Talzenna (talazoparib)
October 2024. Announced positive topline results from the final prespecified overall survival (OS) analysis of the TALAPRO-2 study of Talzenna, an oral poly ADP-ribose polymerase (PARP) inhibitor, in combination with Xtandi (enzalutamide), an androgen receptor pathway inhibitor (ARPI), in patients with metastatic castration-resistant prostate cancer (mCRPC). Results showed a statistically significant and clinically meaningful improvement in the final OS in all-comers (cohort 1) as well as in those patients with homologous recombination repair (HRR) gene-mutated mCRPC (cohort 2), compared to Xtandi alone. These data will be shared with global health authorities and detailed results submitted for presentation at an upcoming medical congress.
Full Release

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

Product/Project	Recent Development	Link
Combination COVID-19 and Influenza vaccine candidate
August 2024. Announced Phase 3 top-line results for Pfizer and BioNTech’s combination mRNA vaccine candidate against influenza and COVID-19 in healthy individuals 18-64 years of age. The trial did not meet one of its primary immunogenicity objectives of non-inferiority against the influenza B strain despite obtaining higher influenza A responses and comparable COVID-19 responses versus the comparator vaccines. The companies are evaluating adjustments to the candidate and are discussing next steps with health authorities.
Full Release
ponsegromab
September 2024. Presented data from the Phase 2 study of ponsegromab, a monoclonal antibody directed against growth differentiation factor-15 (GDF-15), in people with cancer cachexia and elevated levels of GDF-15 at ESMO Congress 2024. The data were also simultaneously published in The New England Journal of Medicine. The study met its primary endpoint of change from baseline in body weight for ponsegromab compared to placebo across all ponsegromab doses tested, reaching 5.6% mean increase at the highest dose evaluated at 12 weeks. At the highest dose evaluated, improvements were seen from baseline in appetite and cachexia symptoms, physical activity, and muscle mass. Ponsegromab was generally considered safe and well-tolerated at all dose levels in the study. Pfizer is discussing late-stage development plans with regulators with the goal of starting registration-enabling studies in 2025. Ponsegromab is also being investigated in a Phase 2 study in patients with heart failure and elevated serum GDF-15 concentrations (NCT05492500).
Full Release
Trivalent Influenza vaccine candidate
August 2024. Announced data from a Phase 2 trial with second-generation trivalent (tIRV) influenza mRNA vaccine candidates which showed encouraging data demonstrating robust immunogenicity in individuals 18-64 years of age. The tIRV formulations elicited robust influenza A and B responses, including continued trend of higher influenza A responses versus a licensed influenza vaccine. No safety signals were reported in the trial. Pfizer will continue to evaluate its influenza vaccine program and discuss next steps with health authorities.
Full Release
VLA15 (Lyme vaccine candidate)
September 2024. Valneva and Pfizer announced positive immunogenicity and safety data from a Phase 2 study following a second booster vaccination of their Lyme disease vaccine candidate, VLA15, given one year after receiving the first booster dose. The immune response and safety profile of VLA15 one month after receiving the second booster dose were similar to those reported after receiving the first booster dose, showing compatibility with the anticipated benefit of a booster vaccination prior to each Lyme season. There are currently no approved human vaccines for Lyme disease, and VLA15 is the Lyme disease vaccine candidate which has advanced the furthest along the clinical development timeline, with two Phase 3 trials in progress.
Full Release

Corporate Developments

Topic	Recent Development	Link
Board Election
October 2024. Announced Tim Buckley was elected to Pfizer’s Board of Directors. Mr. Buckley was also appointed to and will join the Governance and Sustainability Committee and the Audit Committee of Pfizer’s Board of Directors.
Full Release
Haleon Stock Sale
October 2024. Pfizer sold 640 million ordinary shares of its investment in Haleon to institutional investors and sold 60.5 million Haleon ordinary shares directly to Haleon for total net consideration of approximately $3.5 billion. After the share sale, Pfizer’s ownership interest in Haleon was reduced from approximately 23% to approximately 15%.
N/A
“PfizerForAll”
August 2024. Introduced PfizerForAll™, a user-friendly digital platform designed to make access to healthcare and managing health and wellness more seamless for people across the U.S. The new, end-to-end experience will support Americans affected by common illnesses like migraine, COVID-19 or flu and those seeking to protect themselves with adult vaccinations. By bringing together critical resources and services into a single destination, PfizerForAll helps individuals and their families cut down on the time and steps needed to take important health actions like getting care, filling prescriptions, and finding potential savings on Pfizer medicines.
Full Release

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2024 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of September 29, 2024.
▪An anticipated immaterial impact in fiscal-year 2024 of recent and expected generic and biosimilar competition for certain products that have recently lost patent or regulatory protection or that are anticipated to lose patent or regulatory protection.
▪Exchange rates assumed are a blend of actual rates in effect through third-quarter 2024 and mid-October 2024 rates for the remainder of the year. Financial guidance reflects the anticipated unfavorable impact of approximately $0.3 billion on revenues and no impact on Adjusted(2) diluted EPS as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2023.
▪Guidance for Adjusted(2) diluted EPS assumes diluted weighted-average shares outstanding of approximately 5.7 billion shares, and assumes no share repurchases in 2024.
▪Guidance assumes the seasonal cadence of certain products in our portfolio, and that Paxlovid results trend with infection rates.
(2)Adjusted income/(loss) and Adjusted diluted EPS/(LPS) are defined as U.S. GAAP net income/(loss) attributable to Pfizer Inc. common shareholders and U.S. GAAP diluted EPS/(LPS) attributable to Pfizer Inc. common shareholders before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarter and the first nine months of 2024 and 2023. Adjusted income/(loss) and its components and Adjusted diluted EPS/(LPS) measures are not, and should not be viewed as, substitutes for U.S. GAAP net income/(loss) and its components and diluted EPS/(LPS)(4). See the Non-GAAP Financial Measure: Adjusted Income section of

Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2023 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted Income/(Loss) section of this press release for a definition of each component of Adjusted income/(loss) as well as other relevant information.
(3)As used in this document, “Comirnaty” refers to, as applicable, and as authorized or approved, the Pfizer-BioNTech COVID-19 Vaccine; Comirnaty (COVID-19 Vaccine, mRNA) original monovalent formula; the Pfizer-BioNTech COVID-19 Vaccine, Bivalent (Original and Omicron BA.4/BA.5); the Pfizer-BioNTech COVID-19 Vaccine (2023-2024 Formula); Comirnaty (COVID-19 Vaccine, mRNA) 2023-2024 Formula; Comirnaty (COVID-19 Vaccine, mRNA) 2024-2025 Formula; Comirnaty Original/Omicron BA.1; Comirnaty Original/Omicron BA.4/BA.5; Comirnaty Omicron XBB.1.5; Comirnaty JN.1 and Comirnaty KP.2. “Comirnaty” includes product revenues and alliance revenues related to sales of the above-mentioned vaccines.
(4)Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income/(loss) and its components are defined as net income/(loss) attributable to Pfizer Inc. common shareholders and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) and reported diluted loss per share (LPS) are defined as diluted EPS or LPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(5)The targeted $4 billion in net cost savings is calculated versus the midpoint of Pfizer’s 2023 SI&A and R&D expense guidance provided on August 1, 2023. As an additional reference, see the ‘2024 Financial Guidance’ section of Pfizer’s fourth-quarter 2023 earnings release.
(6)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although foreign exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and because they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(7)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s third quarter and first nine months for U.S. subsidiaries reflects the three and nine months ended on September 29, 2024 and October 1, 2023, while Pfizer’s third quarter and first nine months for subsidiaries operating outside the U.S. reflects the three and nine months ended on August 25, 2024 and August 27, 2023.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(UNAUDITED)
(millions, except per share data)

	Third-Quarter		% Incr. /	Nine Months		% Incr. /
	2024	2023	(Decr.)	2024	2023	(Decr.)
Revenues:
Product revenues(1), (2)	$15,417	$11,587	33	$38,731	$38,575	—
Alliance revenues(1)	1,900	1,645	16	6,140	5,672	8
Royalty revenues(1)	384	260	48	992	737	35
Total revenues	17,702	13,491	31	45,864	44,984	2
Costs and expenses:
Cost of sales(3)	5,263	9,269	(43)	11,942	17,391	(31)
Selling, informational and administrative expenses(3)	3,244	3,281	(1)	10,456	10,196	3
Research and development expenses(3)	2,598	2,711	(4)	7,787	7,864	(1)
Acquired in-process research and development expenses	13	67	(80)	20	122	(84)
Amortization of intangible assets	1,312	1,179	11	3,927	3,466	13
Restructuring charges and certain acquisition-related costs(4)	313	155	*	1,669	377	*
Other (income)/deductions––net(5)	243	181	34	2,030	381	*
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	4,715	(3,352)	*	8,033	5,187	55
Provision/(benefit) for taxes on income/(loss)(6)	234	(964)	*	393	(320)	*
Income/(loss) from continuing operations	4,481	(2,388)	*	7,640	5,507	39
Discontinued operations––net of tax	(8)	12	*	4	11	(63)
Net income/(loss) before allocation to noncontrolling interests	4,473	(2,376)	*	7,644	5,518	39
Less: Net income attributable to noncontrolling interests	8	6	26	23	30	(24)
Net income/(loss) attributable to Pfizer Inc. common shareholders	$4,465	$(2,382)	*	$7,621	$5,488	39

Earnings/(loss) per common share––basic:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.79	$(0.42)	*	$1.35	$0.97	39
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.79	$(0.42)	*	$1.35	$0.97	38

Earnings/(loss) per common share––diluted:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.79	$(0.42)	*	$1.34	$0.96	40
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.78	$(0.42)	*	$1.34	$0.96	39
Weighted-average shares used to calculate earnings/(loss) per common share:
Basic	5,667	5,646		5,663	5,642
Diluted(7)	5,705	5,646		5,699	5,714
*Indicates calculation not meaningful or results are greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(1)The financial statements present the three and nine months ended September 29, 2024 and October 1, 2023. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 25, 2024 and August 27, 2023.
The financial results for the three and nine months ended September 29, 2024 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Business development activities, including the December 2023 acquisition of Seagen Inc. (Seagen), impacted financial results in the periods presented. See Note 2 to the condensed consolidated financial statements in Pfizer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, as well as Notes 1A and 2 to the consolidated financial statements in Pfizer’s 2023 Annual Report on Form 10-K.
In the fourth quarter of 2023, we began presenting Product revenues and Alliance revenues as separate line items within Total revenues in our consolidated statements of operations. In the first quarter of 2024, we reclassified royalty income from Other (income)/deductions––net and began presenting Royalty revenues as a separate line item within Total revenues in our consolidated statements of operations. Prior-period amounts have been recast to conform to the current presentation.
Certain amounts in the consolidated statements of operations and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)The third quarter and first nine months of 2024 include $442 million of revenue recorded in connection with the creation of a U.S. Strategic National Stockpile of 1.0 million treatment courses of Paxlovid, which we supplied at no cost to the U.S. government or taxpayers. The first nine months of 2024 also includes a $771 million favorable final adjustment recorded in the first quarter of 2024 to the estimated non-cash Paxlovid revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million EUA-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023. See Note 13C to the condensed consolidated financial statements in Pfizer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, as well as Note 17C to the consolidated financial statements in Pfizer’s 2023 Annual Report on Form 10-K.
(3)Exclusive of amortization of intangible assets. For the third quarter and first nine months of 2023, Cost of sales included a non-cash charge of $5.6 billion for inventory write-offs and related charges ($4.7 billion for Paxlovid and $0.9 billion for Comirnaty).
(4)Restructuring charges and certain acquisition-related costs include the following:

	Third-Quarter		Nine Months
(MILLIONS)	2024	2023	2024	2023
Restructuring charges/(credits)––acquisition-related costs(a)	$(6)	$7	$78	$41
Restructuring charges/(credits)––cost reduction initiatives(b)	223	65	1,253	124
Restructuring charges/(credits)	217	71	1,331	165
Transaction costs(c)	—	5	5	14
Integration/pre-integration costs and other(d)	96	78	333	198
Restructuring charges and certain acquisition-related costs	$313	$155	$1,669	$377
(a)Includes charges/(credits) for employee terminations, asset impairments and other exit costs associated with business combinations.
(b)Includes charges/(credits) for employee terminations, asset impairments and other exit costs not associated with acquisitions. The charges for the first nine months of 2024 primarily represent employee termination costs associated with our Manufacturing Optimization Program.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration/pre-integration costs and other represent external, incremental costs directly related to integrating acquired businesses, and in 2023 our then-proposed acquisition of Seagen, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(5)Components of Other (income)/deductions––net include:

	Third-Quarter		Nine Months
(MILLIONS)	2024	2023	2024	2023
Interest income	$(116)	$(523)	$(374)	$(1,015)
Interest expense	783	695	2,352	1,521
Net interest expense(a)	668	173	1,977	505
Net (gains)/losses recognized during the period on equity securities	(446)	393	(129)	709
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(1)	(10)	(25)	(84)
Net periodic benefit costs/(credits) other than service costs	(102)	(92)	(311)	(260)
Certain legal matters, net(b)	45	71	422	246
Certain asset impairments(c)	—	—	349	264
Haleon equity method (income)/loss	(150)	(131)	(102)	(354)
Other, net(d)	228	(222)	(153)	(645)
Other (income)/deductions––net	$243	$181	$2,030	$381
(a)The increase in net interest expense in the third quarter of 2024 reflects (i) higher interest expense driven by the remaining balance of our $8 billion of commercial paper issued in the fourth quarter of 2023 as part of the financing for our acquisition of Seagen and (ii) a decrease in interest income due to lower investment balances after completion of our $43.4 billion Seagen acquisition in December 2023. The increase in net interest expense in the first nine months of 2024 reflects (i) higher interest expense driven by our $31 billion aggregate principal amount of senior unsecured notes issued in May 2023, as well as the remaining balance of the $8 billion of commercial paper issued in the fourth quarter of 2023, both part of the financing for our acquisition of Seagen, and (ii) a decrease in interest income due to lower investment balances after completion of our $43.4 billion Seagen acquisition in December 2023.
(b)The third quarter and first nine months of 2024 primarily include certain product liability expenses related to products discontinued and/or divested by Pfizer. The third quarter of 2023 included legal obligations related to pre-acquisition matters and certain product liability expenses related to products discontinued and/or divested by Pfizer. The first nine months of 2023 primarily included certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer and legal obligations related to pre-acquisition matters.
(c)The first nine months of 2024 include a $240 million intangible asset impairment charge, related to in-process research and development (IPR&D) associated with a Phase 3 study for the treatment of Duchenne muscular dystrophy (DMD), which reflects unfavorable clinical trial results. The first nine months of 2023 primarily represented intangible asset impairment charges, including (i) $128 million related to IPR&D and developed technology rights for acquired software assets, and (ii) $120 million resulting from the discontinuation of a study related to an out-licensed IPR&D asset for the treatment of prostate cancer.
(d)The third quarter and first nine months of 2024 primarily include, among other things, a charge of $420 million related to the expected sale of one of our facilities resulting from the discontinuation of our DMD program. The first nine months of 2024 also includes, among other things, a $150 million gain on the partial sale of our investment in Haleon plc in the first quarter of 2024 and dividend income of $183 million from our investment in ViiV Healthcare Limited (ViiV). The third quarter and first nine months of 2023 included, among other things, a $222 million gain on the divestiture of our early-stage rare disease gene therapy portfolio to Alexion Pharma International Operations Limited, a subsidiary of AstraZeneca PLC. The first nine months of 2023 also included, among other things, dividend income of $213 million from our investment in ViiV and $211 million from our investment in Nimbus Therapeutics, LLC (Nimbus) resulting from Takeda Pharmaceutical Company Limited’s acquisition of Nimbus’s oral, selective allosteric tyrosine kinase 2 (TYK2) inhibitor program subsidiary.
(6)Our effective tax rates for income/(loss) from continuing operations were 5.0% and 4.9% in the three and nine months ended September 29, 2024, respectively, and 28.8% and (6.2)% in the three and nine months ended October 1, 2023, respectively. The effective tax rate for the third quarter of 2024 is primarily a result of the jurisdictional mix of earnings and, to a lesser extent, tax benefits related to the closing of U.S. Internal Revenue Service (IRS) audits covering multiple tax years. The positive effective tax rate for the third quarter of 2023 reflects a tax benefit on a pre-tax loss.
The increase in the effective tax rate for the nine months ended September 29, 2024, compared to the nine months ended October 1, 2023 was primarily due to the non-recurrence of tax benefits related to global income tax resolutions

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
in multiple tax jurisdictions spanning multiple tax years in the second quarter of 2023 partially offset by tax benefits related to the closing of the IRS audits covering multiple tax years.
For the year ended December 31, 2023, our cash paid for income taxes, net of refunds, was $3.1 billion, of which $1.9 billion was paid in the U.S.
(7)For the third quarter of 2023, basic weighted-average shares outstanding of 5,646 million (excluding common share equivalents) were used to calculate GAAP Reported Loss per common share attributable to Pfizer Inc. common shareholders––diluted.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME/LOSS
Adjusted income/(loss) is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income/(loss), certain components of Adjusted income/(loss) and Adjusted diluted EPS/(LPS) to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income/(loss)
Net income/(loss) attributable to Pfizer Inc. common shareholders(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income/(loss) measure

Adjusted diluted EPS/(LPS)
EPS/(LPS) attributable to Pfizer Inc. common shareholders––diluted (a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Since 2022, we no longer exclude any expenses for acquired IPR&D from our non-GAAP Adjusted results but we continue to exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income/(loss) and its components and Adjusted diluted EPS/(LPS) are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income/(loss) attributable to Pfizer Inc. common shareholders, components of Net income/(loss) attributable to Pfizer Inc. common shareholders and EPS/(LPS) attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarters and first nine months of 2024 and 2023 below and the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2023 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Third-Quarter 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$5,263	$3,244	$243		$4,465	$0.78
Amortization of intangible assets	—	—	—		1,312
Acquisition-related items	(355)	(9)	(11)		465
Discontinued operations	—	—	—		6
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(36)	(13)	—		304
(Gains)/losses on equity securities	—	—	446		(446)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(4)		4
Other(4)	1	(4)	(430)		437
Income tax provision—non-GAAP items					(498)
Non-GAAP Adjusted	$4,874	$3,219	$243	(5)	$6,050	$1.06

	Nine Months Ended September 29, 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$11,942	$10,456	$2,030		$7,621	$1.34
Amortization of intangible assets	—	—	—		3,927
Acquisition-related items	(1,117)	(25)	(32)		1,590
Discontinued operations	—	—	—		(14)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(106)	(77)	—		1,502
Certain asset impairments(6)	—	—	(349)		349
(Gains)/losses on equity securities	—	—	129		(129)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(9)		9
Other(4)	(41)	(11)	(971)		1,036
Income tax provision—non-GAAP items					(1,769)
Non-GAAP Adjusted	$10,678	$10,342	$797	(5)	$14,124	$2.48
See end of tables for notes.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Third-Quarter 2023
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted(7)
GAAP Reported	$9,269	$3,281	$181		$(2,382)	$(0.42)
Amortization of intangible assets	—	—	—		1,179
Acquisition-related items	(127)	(2)	(8)		227
Discontinued operations	—	—	—		(13)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(20)	(71)	—		185
(Gains)/losses on equity securities	—	—	(393)		393
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	6		(6)
Other(4)	(216)	(4)	85		137
Income tax provision—non-GAAP items					(687)
Non-GAAP Adjusted	$8,906	$3,205	$(128)	(5)	$(968)	$(0.17)

	Nine Months Ended October 1, 2023
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$17,391	$10,196	$381		$5,488	$0.96
Amortization of intangible assets	—	—	—		3,466
Acquisition-related items	(360)	(7)	(158)		778
Discontinued operations	—	—	—		(11)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(70)	(196)	—		450
Certain asset impairments(6)	—	—	(264)		264
(Gains)/losses on equity securities	—	—	(711)		711
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	—		—
Other(4)	(238)	(18)	21		242
Income tax provision—non-GAAP items					(1,478)
Non-GAAP Adjusted	$16,723	$9,974	$(730)	(5)	$9,908	$1.73

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP Reported income/(loss) from continuing operations were 5.0% and 4.9% in the three and nine months ended September 29, 2024, respectively, and 28.8% and (6.2)% in the three and nine months ended October 1, 2023, respectively. See Note (6) to the Consolidated Statements of Operations above. Our effective tax rates for non-GAAP Adjusted income/(loss) were 10.8% and 13.3% in the three and nine months ended September 29, 2024, respectively, and 22.3% and 10.4% in the three and nine months ended October 1, 2023, respectively.
(2)The amounts for the third quarter and first nine months of 2024 and 2023 include reconciling amounts for Research and development expenses that are not material to our non-GAAP consolidated results of operations.
(3)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(4)For the third quarter and first nine months of 2024, the total Other (income)/deductions––net adjustments of $430 million and $971 million, respectively, include charges of (i) $420 million related to the expected sale of one of our facilities resulting from the discontinuation of our DMD program and (ii) $45 million for the third quarter and $422 million for the first nine months for certain legal matters, primarily representing certain product liability expenses related to products discontinued and/or divested by Pfizer. For the first nine months of 2024, the total Other (income)/deductions––net adjustment of $971 million also includes charges of $312 million mostly related to (a) our equity-method accounting pro-rata share of intangible asset amortization, impairments and restructuring costs recorded by Haleon plc (Haleon), as well as (b) adjustments to our equity-method basis differences and (c) Pfizer’s share of investee capital transactions recognized by Haleon, partially offset by a $150 million gain on the partial sale of our investment in Haleon. For the third quarter and first nine months of 2023, the total Cost of sales adjustments of $216 million and $238 million, respectively, primarily included $209 million in inventory losses, overhead costs related to the period in which the facility could not operate, and incremental costs resulting from tornado damage to our manufacturing facility in Rocky Mount, NC. For the third quarter of 2023, the total Other (income)/deductions––net adjustment of $85 million primarily included a $222 million gain on the divestiture of our early-stage rare disease gene therapy portfolio to Alexion Pharma International Operations Limited (Alexion), a subsidiary of AstraZeneca PLC, partially offset by charges of $71 million for certain legal matters, representing legal obligations related to pre-acquisition matters and certain product liability expenses related to products discontinued and/or divested by Pfizer. For the first nine months of 2023, the total Other (income)/deductions––net adjustment of $21 million primarily included (i) the $222 million gain on the divestiture of our early-stage rare disease gene therapy portfolio to Alexion, and (ii) dividend income of $211 million related to our investment in Nimbus Therapeutics, LLC (Nimbus) resulting from Takeda Pharmaceutical Company Limited’s acquisition of Nimbus’s oral, selective allosteric tyrosine kinase 2 (TYK2) inhibitor program subsidiary, partially offset by charges of (i) $246 million for certain legal matters, primarily representing certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer and legal obligations related to pre-acquisition matters, and (ii) $92 million mostly related to our equity-method accounting pro-rata share of intangible asset amortization and impairments, costs of separating from GSK plc and restructuring costs recorded by Haleon.
(5)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	Third-Quarter		Nine Months
(MILLIONS)	2024	2023	2024	2023
Interest income	$(116)	$(523)	$(374)	$(1,015)
Interest expense	786	698	2,358	1,527
Net interest expense	670	175	1,984	512
Net (gains)/losses recognized during the period on equity securities	—	—	—	(1)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(1)	(10)	(25)	(84)
Net periodic benefit costs/(credits) other than service costs	(106)	(86)	(320)	(260)
Haleon equity method (income)/loss	(111)	(153)	(414)	(446)
Other, net	(209)	(55)	(428)	(450)
Non-GAAP Adjusted Other (income)/deductions––net	$243	$(128)	$797	$(730)
See Note (5) to the Consolidated Statements of Operations above for additional information on the components comprising GAAP Reported Other (income)/deductions––net.
(6)See Note (5) to the Consolidated Statements of Operations above.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(7)For the third quarter of 2023, basic weighted-average shares outstanding of 5,646 million (excluding common share equivalents) were used to calculate GAAP Reported and non-GAAP Adjusted Loss per common share attributable to Pfizer Inc. common shareholders––diluted.

PFIZER INC. - REVENUES
THIRD-QUARTER 2024 and 2023 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2024	2023(a)	% Change		2024	2023(a)	% Change	2024	2023(a)	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$17,702	$13,491	31%	32%	$12,064	$8,064	50%	$5,638	$5,427	4%	6%
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)	$17,392	$13,188	32%	33%	$11,964	$7,975	50%	$5,428	$5,214	4%	7%
Primary Care	$9,060	$6,310	44%	44%	$6,767	$4,112	65%	$2,293	$2,198	4%	7%
Eliquis(b)	1,617	1,498	8%	9%	1,002	883	13%	616	615	—	2%
Paxlovid(c)	2,703	202	*	*	2,313	—	*	389	202	93%	97%
Prevnar family(d)	1,803	1,843	(2%)	(2%)	1,308	1,299	1%	495	544	(9%)	(7%)
Comirnaty	1,422	1,306	9%	9%	1,164	994	17%	258	312	(17%)	(16%)
Nurtec ODT/Vydura	337	233	45%	45%	314	227	38%	23	6	*	*
Abrysvo	356	375	(5%)	(5%)	318	375	(15%)	38	—	*	*
Premarin family	90	92	(2%)	(2%)	80	83	(3%)	9	9	5%	7%
FSME-IMMUN/TicoVac	81	91	(11%)	(11%)	1	1	(32%)	80	90	(11%)	(10%)
All other Primary Care	652	670	(3%)	(1%)	268	250	7%	384	420	(9%)	(6%)
Specialty Care	$4,289	$3,763	14%	15%	$2,171	$1,752	24%	$2,118	$2,011	5%	8%
Vyndaqel family(e)	1,447	892	62%	63%	960	511	88%	486	381	28%	31%
Xeljanz	321	503	(36%)	(35%)	203	371	(45%)	118	132	(11%)	(7%)
Enbrel (Outside the U.S. and Canada)	169	208	(19%)	(16%)	—	—	—	169	208	(19%)	(16%)
Sulperazon	156	122	29%	29%	—	—	—	156	122	29%	29%
Zavicefta	152	130	16%	19%	—	—	—	152	130	16%	19%
Octagam(f)	221	53	*	*	221	53	*	—	—	—	—
Inflectra	126	121	4%	5%	65	61	7%	61	61	1%	3%
Genotropin	119	158	(25%)	(22%)	27	54	(50%)	92	104	(11%)	(8%)
Zithromax	83	60	40%	43%	—	—	—	83	59	40%	43%
BeneFIX	88	107	(17%)	(15%)	45	54	(17%)	43	52	(17%)	(12%)
Oxbryta(g)	17	85	(80%)	(80%)	21	83	(74%)	(4)	2	*	*
Cibinqo	63	37	72%	74%	23	8	*	40	28	43%	45%
All other Hospital(h)	1,108	1,086	2%	4%	519	485	7%	589	601	(2%)	1%
All other Specialty Care	218	202	8%	11%	85	71	20%	133	131	1%	5%
Oncology	$4,043	$3,115	30%	31%	$3,026	$2,111	43%	$1,017	$1,004	1%	4%
Ibrance	1,087	1,244	(13%)	(12%)	717	838	(14%)	371	406	(9%)	(6%)
Xtandi(i)	561	440	28%	28%	561	440	28%	—	—	—	—
Padcev	409	—	*	*	407	—	*	2	—	*	*
Oncology biosimilars(j)	285	310	(8%)	(7%)	176	199	(12%)	109	111	(2%)	1%
Adcetris	268	—	*	*	260	—	*	8	—	*	*
Inlyta	247	252	(2%)	(1%)	150	153	(2%)	97	98	(2%)	—
Lorbrena	206	159	29%	31%	82	60	38%	124	99	25%	27%
Bosulif	161	160	1%	2%	113	114	—	48	46	4%	8%
Braftovi/Mektovi	173	131	32%	32%	165	126	31%	8	5	68%	75%
Tukysa	124	—	*	*	97	—	*	27	—	*	*
Tivdak	34	—	*	*	32	—	*	2	—	*	*
Talzenna	36	20	77%	77%	28	13	*	8	7	18%	19%
All other Oncology	453	399	13%	15%	238	168	42%	214	232	(8%)	(5%)
PFIZER CENTREONE(k)	$285	$293	(3%)	(2%)	$76	$79	(5%)	$210	$214	(2%)	(1%)
PFIZER IGNITE	$25	$10	*	*	$25	$10	*	$—	$—	—	—

BIOPHARMA	$17,392	$13,188	32%	33%	$11,964	$7,975	50%	$5,428	$5,214	4%	7%
PFIZER U.S. COMMERCIAL DIVISION(l) (U.S. Primary Care and U.S. Specialty Care)					$8,938	$5,864	52%
PFIZER ONCOLOGY DIVISION(l)					$3,026	$2,111	43%
PFIZER INTERNATIONAL COMMERCIAL DIVISION(l)								$5,428	$5,214	4%	7%

Total Alliance revenues included above	$1,900	$1,645	16%	16%	$1,474	$1,236	19%	$427	$409	4%	6%
Total Royalty revenues included above	$384	$260	48%	48%	$383	$260	47%	$2	$—	*	*
See end of tables for notes.

PFIZER INC. - REVENUES
NINE MONTHS 2024 and 2023 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2024	2023(a)	% Change		2024	2023(a)	% Change	2024	2023(a)	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$45,864	$44,984	2%	3%	$29,470	$23,233	27%	$16,394	$21,750	(25%)	(23%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)	$44,987	$44,051	2%	3%	$29,218	$22,939	27%	$15,769	$21,112	(25%)	(23%)
Primary Care	$21,224	$23,755	(11%)	(10%)	$14,800	$11,836	25%	$6,424	$11,919	(46%)	(45%)
Eliquis(b)	5,534	5,135	8%	9%	3,677	3,296	12%	1,857	1,838	1%	4%
Paxlovid(c)	4,989	4,414	13%	13%	4,181	1,960	*	807	2,454	(67%)	(66%)
Prevnar family(d)	4,853	4,877	—	—	3,289	3,252	1%	1,564	1,624	(4%)	(1%)
Comirnaty	1,970	5,858	(66%)	(66%)	1,339	1,339	—	631	4,519	(86%)	(86%)
Nurtec ODT/Vydura	870	646	35%	35%	820	633	30%	50	13	*	*
Abrysvo	557	375	48%	48%	490	375	31%	66	—	*	*
Premarin family	283	299	(5%)	(5%)	255	273	(6%)	28	26	5%	7%
FSME-IMMUN/TicoVac	246	237	4%	4%	3	2	10%	244	235	4%	4%
All other Primary Care	1,921	1,914	—	2%	745	704	6%	1,176	1,210	(3%)	—
Specialty Care	$12,215	$11,035	11%	12%	$5,902	$4,843	22%	$6,312	$6,192	2%	5%
Vyndaqel family(e)	3,907	2,360	66%	67%	2,572	1,329	94%	1,334	1,031	29%	32%
Xeljanz	818	1,210	(32%)	(31%)	459	794	(42%)	360	416	(13%)	(11%)
Enbrel (Outside the U.S. and Canada)	507	627	(19%)	(16%)	—	—	—	507	627	(19%)	(16%)
Sulperazon	468	619	(24%)	(22%)	—	—	—	468	619	(24%)	(22%)
Zavicefta	427	378	13%	15%	—	—	—	427	378	13%	15%
Octagam(f)	400	164	*	*	400	164	*	—	—	—	—
Inflectra	382	373	2%	2%	205	195	5%	177	179	(1%)	(1%)
Genotropin	358	379	(6%)	(2%)	85	106	(19%)	272	273	—	5%
Zithromax	357	254	41%	46%	1	1	(50%)	357	253	41%	46%
BeneFIX	294	321	(9%)	(6%)	156	171	(8%)	138	151	(9%)	(3%)
Oxbryta(g)	193	232	(17%)	(17%)	189	229	(18%)	4	3	47%	46%
Cibinqo	152	91	67%	70%	61	27	*	90	64	41%	46%
All other Hospital(h)	3,296	3,452	(5%)	(3%)	1,515	1,622	(7%)	1,781	1,830	(3%)	—
All other Specialty Care	658	575	14%	17%	260	206	26%	398	369	8%	12%
Oncology	$11,549	$9,261	25%	26%	$8,516	$6,260	36%	$3,033	$3,001	1%	4%
Ibrance	3,272	3,635	(10%)	(9%)	2,136	2,438	(12%)	1,135	1,197	(5%)	(3%)
Xtandi(i)	1,474	1,202	23%	23%	1,474	1,202	23%	—	—	—	—
Padcev	1,144	—	*	*	1,128	—	*	16	—	*	*
Oncology biosimilars(j)	828	1,085	(24%)	(23%)	512	759	(32%)	316	326	(3%)	(1%)
Adcetris	804	—	*	*	784	—	*	20	—	*	*
Inlyta	736	773	(5%)	(4%)	442	476	(7%)	294	297	(1%)	1%
Lorbrena	538	393	37%	40%	211	164	28%	327	228	43%	48%
Bosulif	474	463	2%	4%	333	325	2%	141	139	2%	6%
Braftovi/Mektovi	437	346	26%	26%	417	335	24%	20	11	84%	86%
Tukysa	351	—	*	*	283	—	*	68	—	*	*
Tivdak	94	—	*	*	92	—	*	2	—	*	*
Talzenna	91	42	*	*	69	24	*	21	18	16%	19%
All other Oncology	1,306	1,322	(1%)	1%	634	536	18%	672	786	(14%)	(11%)
PFIZER CENTREONE(k)	$820	$908	(10%)	(9%)	$195	$269	(27%)	$625	$639	(2%)	(1%)
PFIZER IGNITE	$56	$25	*	*	$56	$25	*	$—	$—	—	—

BIOPHARMA	$44,987	$44,051	2%	3%	$29,218	$22,939	27%	$15,769	$21,112	(25%)	(23%)
PFIZER U.S. COMMERCIAL DIVISION(l) (U.S. Primary Care and U.S. Specialty Care)					$20,702	$16,679	24%
PFIZER ONCOLOGY DIVISION(l)					$8,516	$6,260	36%
PFIZER INTERNATIONAL COMMERCIAL DIVISION(l)								$15,769	$21,112	(25%)	(23%)

Total Alliance revenues included above	$6,140	$5,672	8%	9%	$4,935	$4,338	14%	$1,205	$1,335	(10%)	(9%)
Total Royalty revenues included above	$992	$737	35%	35%	$989	$737	34%	$4	$—	*	*

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
In the first quarter of 2024, we reclassified royalty income (substantially all of which related to our Biopharma segment) from Other (income)/deductions––net and began presenting Royalty revenues as a separate line item within Total revenues in our consolidated statements of operations. Prior-period amounts have been recast to conform to the current period presentation.

(b)	Primarily reflects alliance revenues and product revenues.
(c)
The third quarter and first nine months of 2024 include $442 million of revenue recorded in connection with the creation of a U.S. Strategic National Stockpile of 1.0 million treatment courses, which we supplied at no cost to the U.S. government or taxpayers. The first nine months of 2024 also includes a $771 million favorable final adjustment recorded in the first quarter of 2024 to the estimated non-cash revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million EUA-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023.

(d)	Prevnar family includes revenues from Prevnar 20/Apexxnar (pediatric and adult) and Prevnar 13/Prevenar 13 (pediatric and adult).
(e)	Vyndaqel family includes global revenues from Vyndaqel, as well as revenues for Vyndamax in the U.S. and Vynmac in Japan.
(f)	The third quarter and first nine months of 2024 include $129 million related to a one-time sales true-up settlement agreement with our commercialization partner.
(g)
In September 2024, we announced our voluntary withdrawal of all lots of Oxbryta for the treatment of sickle cell disease in all markets where it is approved, as well as the discontinuation of all active voxelotor clinical trials and expanded access programs worldwide, based on the totality of clinical data that now indicates the overall benefit of Oxbryta no longer outweighs the risk in the approved sickle cell patient population. The data suggest an imbalance in vaso-occlusive crises and fatal events, which requires further assessment.

(h)	Includes, among other Hospital products, amounts previously presented as All other Anti-infectives and Ig Portfolio.
(i)	Primarily reflects alliance revenues and royalty revenues.
(j)	Biosimilars are highly similar versions of approved and authorized biological medicines. Oncology biosimilars primarily include Retacrit, Ruxience, Zirabev, Trazimera and Nivestym.
(k)
Pfizer CentreOne (PC1) includes revenues from our contract manufacturing and our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with legacy Pfizer businesses/partnerships.

(l)
At the beginning of 2024, we made changes in our commercial organization to incorporate Seagen Inc. and improve focus, speed and execution. Specifically, within our Biopharma reportable segment we created the Pfizer Oncology Division, the Pfizer U.S. Commercial Division, and the Pfizer International Commercial Division. For additional information regarding the changes in our commercial organizational structure, see the Item 1. Business––Commercial Operations section of our 2023 Annual Report on Form 10-K (available at www.pfizer.com).

*	Indicates calculation not meaningful or results are greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of October 29, 2024. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; reorganizations; business plans, strategy, goals and prospects; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, clinical trial results and other developing data, revenue contribution and projections, potential pricing and reimbursement, potential market dynamics, including demand, market size and utilization rates and growth, performance, timing of exclusivity and potential benefits; strategic reviews; capital allocation objectives; an enterprise-wide cost realignment program, which we launched in October 2023 (including anticipated costs, savings and potential benefits); a Manufacturing Optimization Program to reduce our cost of goods sold, which we announced in May 2024 (including anticipated costs, savings and potential benefits); dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, including our December 2023 acquisition of Seagen, and our ability to successfully capitalize on growth opportunities and prospects; manufacturing and product supply; our ongoing efforts to respond to COVID-19, including our plans and expectations regarding Comirnaty (as defined in this earnings release) and our oral COVID-19 treatment (Paxlovid); our expectations regarding the impact of COVID-19 on our business, operations and financial results; and our Environmental, Social and Governance (ESG) priorities, strategies and goals. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions and we cannot assure that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Pfizer’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of research and development (R&D) activities, including, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; risks associated with preliminary, early stage or interim data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from our pipeline programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations; and uncertainties regarding the future development of our product candidates, including whether or when our product candidates will advance to future studies or phases of development or whether or when regulatory applications may be filed for any of our product candidates;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all;
•regulatory decisions impacting labeling, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to emerging developments regarding potential product impurities; uncertainties regarding the ability to obtain, and the scope of, recommendations by technical or advisory committees; and the timing of, and ability to obtain, pricing approvals and product launches, all of which could impact the availability or commercial potential of our products and product candidates;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the conduct or outcome of post-approval clinical trials, pharmacovigilance or Risk Evaluation and Mitigation Strategies, which could impact marketing approval, product labeling, and/or availability or commercial potential;
•the success and impact of external business development activities, such as the December 2023 acquisition of Seagen, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which has in the past and could in the future result in increased leverage and/or a downgrade of our credit ratings and could limit our ability to obtain future financing;

challenges integrating the businesses and operations; disruption to business and operations relationships; risks related to growing revenues for certain acquired or partnered products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as COVID-19) on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, R&D and clinical trials;
•risks and uncertainties related to our efforts to continue to develop and commercialize Comirnaty and Paxlovid or any potential future COVID-19 vaccines, treatments or combinations, as well as challenges related to their manufacturing, supply and distribution, including, among others, the risk that as the market for COVID-19 products continues to become more endemic and seasonal, demand for our COVID-19 products has and may continue to be reduced or not meet expectations, or may no longer exist, which has and may continue to lead to reduced revenues, excess inventory on-hand and/or in the channel which, for Paxlovid and Comirnaty, resulted in significant inventory write-offs in 2023 and could continue to result in inventory write-offs, or other unanticipated charges; risks related to our ability to develop and commercialize variant adapted vaccines; challenges related to the transition to the commercial market for our COVID-19 products; uncertainties related to the public’s adherence to vaccines, boosters, treatments or combinations; risks related to our ability to accurately predict or achieve our revenue forecasts for Comirnaty and Paxlovid or any potential future COVID-19 vaccines or treatments; and potential third-party royalties or other claims related to Comirnaty or Paxlovid;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of currency devaluations and monetary policy actions in countries experiencing high inflation or deflation rates;
•any significant issues involving our largest wholesale distributors or government customers, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines, vaccines or other products in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties;
•any significant issues related to our JVs and other third-party business arrangements, including modifications or disputes related to supply agreements or other contracts with customers including governments or other payors;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation or interest rate fluctuations, and recent and possible future changes in global financial markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation, sanctions and/or other restrictive government actions, changes in intellectual property legal protections and remedies, unstable governments and legal systems and inter-governmental disputes;
•the impact of disruptions related to climate change and natural disasters, including uncertainties related to the impact of the tornado at our manufacturing facility in Rocky Mount, NC in 2023;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, geopolitical instability, political or civil unrest or military action, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the resulting economic or other consequences;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, such as our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines, and our voluntary withdrawal of all lots of Oxbryta in all markets where it is approved and any potential regulatory or other impact on other sickle cell disease assets;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives and growth strategies, and cost-reduction and productivity initiatives, including any potential future phases, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs, organizational disruption, adverse effects on employee morale, retention issues or other unintended consequences;
•the ability to successfully achieve our climate goals and progress our environmental sustainability and other ESG priorities;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation or any significant spending reduction or cost control efforts affecting Medicare, Medicaid or other publicly funded or subsidized health programs, including the Inflation Reduction Act of 2022, or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access or restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive biopharmaceutical markets;
•legislation or regulatory action in markets outside of the U.S., such as China or Europe, including, without limitation, laws related to pharmaceutical product pricing, intellectual property, medical regulation, environmental protections, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;
•legal defense costs, insurance expenses, settlement costs and contingencies, including without limitation, those related to legal proceedings and actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and risk related to the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation and investigations;
•governmental laws and regulations affecting our operations, including, without limitation, the Inflation Reduction Act of 2022, changes in laws and regulations or their interpretation, including, among others, changes in tax laws and regulations internationally and in the U.S., the adoption of global minimum taxation requirements outside the U.S. generally effective in most jurisdictions since January 1, 2024, and potential changes to existing tax laws following the November 2024 U.S. elections;
Risks Related to Intellectual Property, Technology and Security:
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, security threats on facilities or infrastructure, extortion or integrity compromise resulting from a cyber-attack, which may include those using adversarial artificial intelligence techniques, or other malfeasance by, but not limited to, nation states, employees, business partners or others;
•risks and challenges related to the use of software and services that include artificial intelligence-based functionality and other emerging technologies;
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all; and
•risks to our products, patents and other intellectual property, such as: (i) claims of invalidity that could result in patent revocation; (ii) claims of patent infringement, including asserted and/or unasserted intellectual property claims; (iii) claims we may assert against intellectual property rights held by third parties; (iv) challenges faced by our collaboration or licensing partners to the validity of their patent rights; or (v) any pressure, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection or agreeing not to enforce or being restricted from enforcing intellectual property rights related to our products, including Comirnaty and Paxlovid.
Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release. All trademarks mentioned are the property of their owners.
Certain of the products and product candidates discussed in this earnings release are being co-researched, co-developed and/or co-promoted in collaboration with other companies for which Pfizer’s rights vary by market or are the subject of agreements pursuant to which Pfizer has commercialization rights in certain markets.